COMPOSITE
             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              CAVALIER HOMES, INC.




                  In  accordance  with     the    provisions  of   the   General
Corporation Law of the State of Delaware, including, without limitation, Sections 103, 242 and 245 thereof, Cavalier Homes, Inc., a corporation organized and existing under the laws of the State of Delaware (the "corporation"), hereby certifies: (i) that the present name of the corporation is "Cavalier Homes, Inc."; (ii) that the original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 23, 1985; (iii) that certificates of amendment were filed with the Secretary of State of the State of Delaware on March 20, 1986, and July 7, 1987, respectively, and a restated certificate of incorporation was filed on April 21, 1993, thereby restating the original certificate of incorporation of the corporation, as amended; (iv) that this Restated Certificate of Incorporation of Cavalier Homes, Inc. has been adopted by the board of directors and the stockholders of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware;
(v) that this Restated Certificate of Incorporation of Cavalier Homes, Inc. restates and integrates and also further amends the provisions of the corporation's certificate of incorporation as theretofore amended or supplemented; and (vi) that this Restated Certificate of Incorporation of Cavalier Homes, Inc. reads as follows:

       1.       The name of the corporation is Cavalier Homes, Inc.


       2.       The  address of its   registered   office   in   the   State  of
   Delaware is  1209  Orange  Street,  in  the  City of  Wilmington,   County of
   New Castle. The name of its registered agent at such address is The Corporation Trust Company.


       3.       The nature of the  business   or  purposes  to be  conducted  or
   promoted is to   engage in any lawful act or activity for which  corporations may be organized under the General Corporation Law of Delaware.


       4. The total number of shares of stock which the corporation shall have authority to issue is 50,500,000; 50,000,000 of the authorized shares shall be Common Stock, $.10 par value each; and 500,000 of the authorized shares shall be Preferred Stock, $.01 par value each.

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                Shares of Preferred  Stock may be issued from time  to   time in
   one or more   series,   each   such    series   to  have    such  distinctive
   designation  or  title   as  may be  fixed  by the  board of directors  prior
   to  the  issuance  of any  shares   thereof.  Each   such  series  shall have
   such  voting  powers,  if   any,   and  such  designations,  preferences  and
   relative,   participating,   optional,   or  other  special  rights, and such
   qualifications,   limitations,   or   restrictions   thereof  as   shall   be
   stated  in  the   resolution   or   resolutions  providing  for  the issue of
   such series of Preferred Stock, as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof,
   in   accordance   with   the  laws  of  the   State  of Delaware.  Each share
   of  any   series  of  Preferred  Stock  shall  be  identical  with  all other
   shares  of  such  series,  except  as  to   the  date from  which accumulated
   preferred dividends, if any, shall be cumulative.

                Unless otherwise stated herein or in the resolution or resolutions providing for the issuance of the Preferred Stock or any series thereof, each share of Preferred Stock and each share of Common Stock shall be of equal rank and shall entitle the holders thereof to the same rights and privileges.


       5. The board of directors is empowered to make, alter or repeal the by-laws of the corporation.


       6. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees is dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.


       7.       The   election   of   directors need not be conducted by written
   ballot.


       8. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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      9.       A  director  of  the  corporation   shall    not  be  personally
   liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.